EXHIBIT 8.1

SUBSIDIARIES OF GROWN ROGUE INTERNATIONAL INC. AS AT OCTOBER 31, 2021

Company	Ownership
Grown Rogue Unlimited, LLC	100% by GRIN
Grown Rogue Gardens, LLC	100% by Grown Rogue Unlimited, LLC
GRU Properties, LLC	100% by Grown Rogue Unlimited, LLC
GRIP, LLC	100% by Grown Rogue Unlimited, LLC
Grown Rogue Distribution, LLC	100% by Grown Rogue Unlimited, LLC
GR Michigan, LLC	87% by Grown Rogue Unlimited, LLC
Idalia, LLC	60% by Grown Rogue Unlimited, LLC
Canopy Management, LLC	0% (1)
Golden Harvests, LLC	60% by Canopy Management, LLC

(1)	The Company, through its subsidiary, entered into an option to acquire an 87% controlling interest in Canopy Management LLC (“Canopy”), which held an option to acquire a 60% controlling interest in Golden Harvests, LLC which was exercised on May 1, 2021. Canopy is majority owned by the Company's CEO, who is prohibited from omitting or taking certain actions where to do so would be contrary to the economic benefits which the Company expects to derive from the aforementioned options and the investments in the underlying businesses. The Company includes Canopy in the consolidated financial results and has allocated its net loss to net loss attributable to non-controlling interest.